Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 • Dallas, Texas 75251 Phone (214) 368-2084 • Fax (214) 367-3559

EXCO RESOURCES, INC. ANNOUNCES AGREEMENT WITH BG GROUP

REGARDING MIDSTREAM ASSETS

DALLAS, TEXAS, August 5, 2009…EXCO Resources, Inc. (NYSE: XCO) announced today it reached a definitive agreement with BG Group plc (LSE: BG.L) (“BG Group”) for the joint development and operation of EXCO’s midstream assets in East Texas/North Louisiana. EXCO will sell BG Group a 50% interest in a newly formed company that will hold the midstream assets, exclusive of the Vernon Field midstream assets, for $249 million in cash, subject to customary pre-closing and post-closing purchase price adjustments. The midstream agreement signed today is subject to customary closing conditions and satisfies a condition to closing for the previously announced upstream transaction with BG Group. The midstream and the upstream transactions are expected to close in August 2009 and have an effective date of January 1, 2009.

Both the midstream and upstream transaction were granted approval by the Federal Trade Commission on July 17, 2009.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the Mid-Continent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.